UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 7, 2006

SONICWALL, INC.
(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)
1143 Borregas Avenue
Sunnyvale, California 94089
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On February 7, 2006, SonicWall, Inc. (“SonicWALL”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MailFrontier, Inc. (“MailFrontier”), Meridian Acquisition Corp., a wholly owned subsidiary of SonicWall, and MailFrontier’s stockholder representatives, pursuant to which, subject to the approval of MailFrontier’s stockholders and other customary closing conditions contained in the Merger Agreement, MailFrontier will become a wholly-owned subsidiary of SonicWALL upon the consummation of the acquisition (the “Merger”).
Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, SonicWALL will acquire all of the issued and outstanding shares of MailFrontier Preferred Stock and MailFrontier Common Stock, and will assume all of the issued and outstanding options to purchase MailFrontier Common Stock issued as of closing and held by continuing employees, for an aggregate purchase price of approximately $31,000,000.
Each of MailFrontier’s executive officers and principal stockholders, who in the aggregate beneficially own approximately 99% of the issued and outstanding MailFrontier Preferred Stock and approximately 75% percent of the issued and outstanding MailFrontier Common Stock as of February 7, 2006 as represented by MailFrontier, have executed consents in favor of the Merger and have agreed to vote their shares against any proposal made in opposition to or in competition with the Merger.
The Merger is anticipated to close in the first quarter of 2006.
A copy of this press release is attached as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits

Exhibit
Number	Description
99.1*	Text of press release issued by SonicWALL, Inc., dated February 8, 2006

*	This exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonicwall, Inc

By:	/s/ Robert D. Selvi

Chief Financial Officer
Dated: February 10, 2006

EXHIBIT INDEX

Exhibit
Number	Description
99.1*	Text of press release issued by SonicWALL, Inc., dated February 8, 2006

*	This exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.